Exhibit 10.2

Exhibit A

SEPARATION AGREEMENT AND GENERAL

RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Tim Hart (“Employee”) on the one hand, and Maxwell Technologies, Inc. (“the Company”) on the other. (Collectively, Employee and the Company shall be referred to as “the Parties.”)

1. Employee is a former employee of the Company. Employee’s last day of employment with the Company was March 26, 2009 (Termination Date). The Parties desire to resolve any and all differences related to Employee’s employment with the Company and/or the cessation of that employment. For these reasons, the Parties have entered into this Agreement.

2. a. All vacation accrual, salary and other employee compensation and benefits of Employee ceased on the Termination Date. Employee acknowledges that he has been paid all salary and accrued but unused vacation time as of March 26, 2009 and that, except as expressly stated below in this Agreement, Employee is not entitled to receive any other payments, compensation or benefits from the Company at any time in the future.

b. If Employee enters into this Agreement in a timely manner as specified below in Sections 14 through 16, the Company will provide Employee with:

(1) a cash severance payment of $91,131.44, less all applicable withholdings, paid on the Company’s normal payroll date next following the Effective Date of this Agreement, as defined below in paragraph 16; and

(2) amendments to his stock options as follows: (A) each stock option that he holds as of immediately prior to this Termination Date shall be deemed to be vested with respect the number of shares as to which it is otherwise vested as of such date, plus an additional number of shares that equals the number that would have been vested had Employee’s service continued with the Company for an additional six (6) months, and (B) all stock options referred to in clause (A) above shall remain exercisable until the earlier of (i) June 23, 2009, or (B) the date on which other Company stock options are terminating under their terms in accordance with the stock plan of the Company. Employee and the Company agree that as a result of giving effect to this paragraph 2(b)(2), the following comprises all of Employee’s outstanding, vested Company equity awards as of the Effective Date hereof: 125,000 shares.

3. In consideration of and in return for the promises and covenants undertaken herein by the Company, including without limitation, the severance payment Employee will receive under paragraph 2(b) herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee does hereby acknowledge full and complete satisfaction of and does, to the fullest extent permitted by applicable law, hereby release, absolve and discharge the Company and the Company’s parents, subsidiaries, affiliates, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, agents, assigns, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in local, state or federal law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Employee: (1) arising out of Employee’s employment with the Company or the ending of that employment; or (2) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Effective Date of this Agreement. Also without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys’ fees and/or costs of suit. EMPLOYEE SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION, OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT AND THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY.

4. It is the intention of Employee in executing this Agreement that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive all of the rights described in Civil Code Section 1542 and elects to assume all risks for claims that now exist in Employee’s favor, known or unknown, that are released under this Agreement.

5. The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Employee. This Agreement is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of the parties hereby released, or any of them, by whom liability is expressly denied. Accordingly, while this Agreement resolves all issues regarding the Company referenced herein, it does not constitute an adjudication or finding on the merits of any allegations and it is not, and shall not be construed as, an admission by the Company of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability. Moreover, neither this Agreement nor anything in it shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

6. Employee and the Company agree the terms and conditions of this Agreement are confidential, and shall not be disclosed, discussed or revealed to any other person or entity, except that Employee may disclose such information to his attorney and accountant and to his spouse provided that he instructs such parties not to disclose this information to any other party, and the Company may disclose such information to its officers, directors, attorneys, accountants and other agents as necessary and, if required under applicable law, may file a copy of this Agreement with an appropriate Company periodic report filed with the Securities and Exchange Commission.

7. Employee agrees that he will not in any way disparage or otherwise cause to be published or disseminated any negative statements, remarks, comments or information regarding the Company or its officers, directors, employees, products, services or business operations. The Company’s directors and officers agree not to make, publish or disseminate any negative statements, remarks, comments regarding Employee’s employment with the Company to any party inside or outside of the Company, except to the extent necessary to comply with the law.

8. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

9. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

10. The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily. Each party further acknowledges each has had the opportunity to consult with an attorney of its choice to explain the terms of this Agreement and the consequences of signing it.

11. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

12. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts

13. The Company hereby advises Employee in writing to discuss this Agreement with Employee’s attorney before executing it. Employee was provided with a copy of this Agreement on April 16, 2009. To accept the offer it represents, he must sign and return it as specified in Section 15 below by May 14, 2009. Employee acknowledges that this provides him with at least twenty-one (21) within which to review and consider this Agreement before signing it. Should Employee fail to sign and timely return the Agreement as required under this Section 14, then the offer represented by the Agreement shall expire. Alternatively, should Employee decide not to use the full 21 days, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement.

14. Employee shall deliver the executed original of the Agreement to David Schramm, CEO or Barbara Thompson, Director of Human Resources, Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123. However, Employee acknowledges that Employee may revoke this Agreement for up to seven (7) calendar days following Employee’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired. Employee acknowledges that such revocation must be in writing addressed to David Schramm, Chief Executive Officer, Maxwell Technologies, Inc., 9244 Balboa Avenue, San Diego, California 92123, and received not later than midnight on the seventh day following execution of this Agreement by Employee. If Employee revokes this Agreement under this paragraph, the Agreement shall not be effective or enforceable and Employee will not receive the severance benefits described in paragraph 2b above.

15. If Employee does not revoke this Agreement in the time frame specified in the preceding paragraph 15, the Agreement shall be effective at 12:01 a.m. on the eighth day after it is signed by Employee (the “Effective Date”), which date shall not be later than May 14, 2009.

Employee hereby confirms that he has read this entire Agreement, he accepts and agrees to the provisions contained in this Agreement and he signs this Agreement voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY — THIS AGREEMENT

CONTAINS A GENERAL RELEASE OF ALL KNOWN AND

UNKNOWN CLAIMS.

Date: May 3, 2009		/s/ Tim Hart
Tim Hart

Maxwell Technologies, Inc.

Date: May 15, 2009	By:	/s/ David J. Schramm
David J. Schramm
Chief Executive Officer